UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 30, 2016

SUNSHINE BANCORP, INC.

(Exact name of registrant as specified in its charter)

Maryland

(State or other jurisdiction of incorporation)

001-36539	30-0831760
(Commission file number)	(IRS employer ID)

102 West Baker Street, Plant City, Florida	33563
(Address of principal executive office)	(Zip Code)

Registrant’s telephone number, including area code – (813) 752-6193

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b)under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off Balance Sheet Arrangement of a Registrant

On March 30, 2016, Sunshine Bancorp, Inc. (NASDAQ: SBCP) (the “Company”) announced that it accepted subscriptions for and sold, at 100% of their principal amount, an aggregate of $11 million of subordinated notes (the “Notes”), on a private placement basis, to two accredited investors. The investors included a corporation owned and controlled by George Parmer, who is a director of the Company, which purchased $7 million in principal amount of the Notes. The Notes bear interest, payable on the 15th of January, April, July and October of each year, at a fixed interest rate of 5.0% per year. The Notes have a term of approximately five years, and have a maturity date of April 1, 2021. The Notes are redeemable at the option of the Company, in whole or in part, at any time, without penalty or premium, subject to any required regulatory approvals.

The payment of the principal on the Notes may only be accelerated upon the occurrence of certain bankruptcy or receivership related events relating to the Company or a major bank subsidiary of the Company, in which case, upon demand of the holders of a majority of the aggregate principal amount of the outstanding Notes, the principal of all of the Notes shall become due and payable, subject to the receipt of any and all required regulatory approvals.

The Company expects to contribute most of the net proceeds from the sale of the Notes to the Company’s wholly-owned subsidiary, Sunshine Bank (the “Bank”), as equity capital to support the Bank’s continued growth, including ongoing lending activities.

This description of the Notes does not purport to be complete and is qualified in its entirety by reference to the form of Subordinated Note which is attached as Exhibit 4.1 hereto and is incorporated herein by reference. A copy of the press release announcing the foregoing is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

4.1	Form of Subordinated Note

99.1	Press Release issued March 30, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SUNSHINE BANCORP, INC.
(Registrant)

Date:	March 30, 2016	By:	/s/ Andrew S. Samuel
Andrew S. Samuel
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

4.1	Form of Subordinated Note

99.1	Press Release issued March 30, 2016